                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ] check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to 'SS'240.14a-11(c) or 'SS'240.14a-12

                        Lazare Kaplan International Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1) Title of each class of securities to which transaction applies:

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         2) Aggregate number of securities to which transaction applies:

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         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee
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[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1) Amount previously paid:

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         4) Date Filed:

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

[LOGO]                  LAZARE KAPLAN INTERNATIONAL INC.
                                529 FIFTH AVENUE
                            NEW YORK, NEW YORK 10017

                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           THURSDAY, NOVEMBER 2, 2000

                               ------------------

    The Annual Meeting of Stockholders of Lazare Kaplan International Inc. will be held on Thursday, November 2, 2000 at 10:00 A.M. at The Cornell Club, 6 East 44th Street, 3rd Floor, New York, New York 10017 for the following purposes:

        1. To elect directors for the ensuing year;

        2. To ratify the appointment of Ernst & Young LLP, independent auditors, as auditors for the Company for the fiscal year ending May 31, 2001; and

        3. To transact such other business as may properly come before the meeting or any adjournments thereof.

    The Board of Directors has fixed the close of business on September 6, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any adjournments thereof.

                                    By Order of the Board of Directors,

                                    LEON TEMPELSMAN,
                                    President

New York, New York
September 18, 2000

                                      IMPORTANT
    MANAGEMENT INVITES YOU TO ATTEND THE MEETING IN PERSON, BUT IF YOU ARE UNABLE TO BE PRESENT PERSONALLY, PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. NO POSTAGE IS REQUIRED IF THE PROXY IS RETURNED IN THE ENCLOSED ENVELOPE AND MAILED IN THE UNITED STATES.

                        LAZARE KAPLAN INTERNATIONAL INC.
                                529 FIFTH AVENUE
                            NEW YORK, NEW YORK 10017
                           --------------------------
                                PROXY STATEMENT
                           --------------------------

                      2000 ANNUAL MEETING OF STOCKHOLDERS

    This Proxy Statement is furnished to stockholders of Lazare Kaplan International Inc., a Delaware corporation (the 'Company'), in connection with the solicitation of proxies by the Board of Directors of the Company (the 'Board of Directors') for use at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. on Thursday, November 2, 2000 at The Cornell Club, 6 East 44th Street, 3rd Floor, New York, New York, and any adjournment or adjournments thereof (the 'Annual Meeting'). This Proxy Statement, the attached Notice of Annual Meeting, the accompanying form of proxy and the Annual Report to Stockholders of the Company for the fiscal year ended May 31, 2000 are first being sent to stockholders of the Company on or about September 20, 2000.

    The record date for stockholders of the Company entitled to notice of, and to vote at, the Annual Meeting is the close of business on September 6, 2000 (the 'Record Date'). On the Record Date, there were issued and outstanding 7,818,443 shares of the Company's common stock, par value $1.00 per share (the 'Common Stock'). All of such shares are of one class, with equal voting rights, and each holder thereof is entitled to one vote on all matters voted on at the Annual Meeting for each share registered in such holder's name. Presence in person or by proxy of holders of 3,909,222 shares of Common Stock will constitute a quorum at the Annual Meeting. Assuming a quorum is present, (i) the affirmative vote by the holders of a plurality of the shares represented at the Annual Meeting and entitled to vote will be required to act on the election of directors, and (ii) the affirmative vote by the holders of a majority of the shares represented at the Annual Meeting and entitled to vote will be required to act on all other matters to come before the Annual Meeting, including to ratify the selection of Ernst & Young LLP as independent auditors for the current fiscal year.

    In accordance with applicable law, all stockholders of record on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting. If a stockholder, present in person or by proxy, abstains on any matter, the stockholder's shares will not be voted on such matter. Thus, an abstention from voting on a matter has the same legal effect as a vote 'against' the matter, even though a stockholder may interpret such action differently. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by such proxy are not being voted by such stockholder with respect to a particular matter. This could occur, for example, when a broker is not permitted to vote shares of Common Stock held in street name on certain matters in the absence of instructions from the beneficial owner of the shares. The shares subject to any such proxy which are not being voted with respect to a particular matter (the 'nonvoted shares') will be considered shares not present and not entitled to vote on such matter, although such shares may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum. (Shares voted to abstain as to a particular matter will not be considered nonvoted shares).

    A proxy in the accompanying form, which is properly executed, duly returned to the Company and not revoked will be voted in accordance with the instructions contained thereon. If no specific instructions are indicated on the proxy, the shares represented thereby will be voted FOR (i) the election of the persons nominated herein as directors and (ii) the ratification of the selection of Ernst & Young LLP as the Company's independent auditors for the current fiscal year; as well as in the discretion of the proxies with respect to such other business as properly may come before the Annual Meeting.

    Each proxy granted may be revoked by the person who granted it at any time
(i) by giving written notice to such effect to the Secretary of the Company,
(ii) by execution and delivery of a proxy bearing a later date, or (iii) by attendance and voting in person at the Annual Meeting; except as to any matter upon which, prior to such revocation, a vote shall have been cast at the Annual Meeting pursuant to the authority conferred by such proxy. The mere presence at the Annual Meeting of a person appointing a proxy does not revoke the appointment.

                            1. ELECTION OF DIRECTORS
                           (ITEM 1 ON THE PROXY CARD)

    Six directors are to be elected at the Annual Meeting, to hold office until the next annual meeting of stockholders and until their successors are elected and have qualified. The six nominees for directors consist of persons currently serving as directors of the Company.

    Set forth below are the names, principal occupations and certain other information concerning the nominees.

                                       POSITIONS AND OFFICES WITH            DIRECTOR
            NAME                     COMPANY OR PRINCIPAL OCCUPATION          SINCE     AGE
            ----                     -------------------------------          -----     ---
Maurice Tempelsman..........  Chairman of the Board of the Company since
                                April 1984; General Partner of Leon
                                Tempelsman & Son, an investment limited
                                partnership since January 1984                1984      71
Leon Tempelsman.............  Vice Chairman of the Board of the Company
                                since April 1984; President of the Company
                                since April 1986; General Partner of Leon
                                Tempelsman & Son since January 1984           1984      44
Lucien Burstein.............  Partner, Warshaw Burstein Cohen Schlesinger &
                                Kuh, LLP, Attorneys; Secretary of the
                                Company since 1984                            1984      78
Myer Feldman................  Attorney, self employed since December 1999;
                                Attorney, Partner, Ginsburg, Feldman and
                                Bress, Chartered Attorneys for more than
                                five years prior thereto; Director and
                                Chairman of the Board of Totalbank since
                                1986                                          1984      83
Robert Speisman.............  Senior Vice President -- Sales of the Company
                                since January 1999; Vice President -- Sales
                                of the Company from January 1986 to January
                                1999                                          1989      47
Sheldon L. Ginsberg.........  President and Chief Executive Officer of
                                Enjewel, LLC, an on-line retailer of branded
                                fine jewelry, since June 2000; Executive
                                Vice President of the Company from February
                                1996 to May 2000; Chief Financial Officer
                                of the Company from April 1991 to May 2000.   1989      46

    Unless directed to the contrary, the persons named in the proxy will vote the shares represented thereby FOR the election of the nominees listed above. Management is informed that all of the nominees are willing to serve as directors, but if any of them should decline or be unable to act as a director, which is not anticipated, the persons named in the proxy will vote for the election of such other person or persons as management may recommend.

    The Company has standing Audit, Compensation and Stock Option Committees of the Board of Directors. The current members of each committee hold office until the next annual meeting of the Board of Directors and until their respective successors have been elected and qualified. The Audit Committee consists of Lucien Burstein and Myer Feldman. The Compensation Committee consists of Maurice Tempelsman, Myer Feldman and Lucien Burstein. The Stock Option Committee currently is comprised of all the members of the Board of Directors.

    The Audit Committee confers with the independent auditors and financial officers of the Company, oversees the Company's internal controls, audits, financial reporting and compliance programs, recommends to the Board of Directors the independent auditors to be selected to audit the Company's annual financial statements and oversees the activities of the auditors, reviews reports submitted by the auditors, establishes or reviews and monitors compliance with codes of conduct of the Company, inquires about procedures for compliance with laws and regulations relating to the management of the Company, approves any special assignments given to the independent auditors and reports and makes recommendations to the Board of Directors. The Compensation Committee is responsible for recommending to the Board of Directors policies with respect to compensation and benefits of the Chairman of the Board and the Vice Chairman of the Board and President of the Company and for fixing the compensation and benefits of the other executive officers of the Company. The Stock Option Committee is responsible for administering the Company's 1988 Stock Option Incentive Plan (the '1988 Plan') and the 1997 Long Term Stock Incentive Plan (the '1997 Plan' and with the 1988 Plan collectively, the 'Plans'), including the designating of employees to be granted options, prescribing the terms and conditions of options granted under the Plans, interpreting the Plans and making all other determinations deemed necessary for the administration of the Plans. The Board of Directors does not have a Nominating Committee or a committee performing similar functions.

    During the fiscal year ended May 31, 2000, there were three meetings of the Board of Directors, one meeting of the Audit Committee and one meeting of the Compensation Committee. Each incumbent director attended at least 75% of the total number of meetings of the Board and all of the committees thereof on which he served during the fiscal year. All outside directors receive a fee equal to $1,250 per quarter.

SECURITY OWNERSHIP

    The following table sets forth information regarding the ownership of shares of the Common Stock as of September 6, 2000 by those persons known by the Company to own beneficially more than 5% of the outstanding shares of the Common Stock. All information in the table is based upon reports filed by such persons with the Securities and Exchange Commission and upon responses to questionnaires submitted by such persons to the Company in connection with the preparation of this proxy statement. Except as noted in the footnotes, such persons have indicated that they have the sole power to vote and to dispose of their respective shares of the Common Stock.

                                                              AMOUNT AND
                                                              NATURE OF
                      NAME AND ADDRESS                        BENEFICIAL   PERCENT
                    OF BENEFICIAL OWNER                       OWNERSHIP    OF CLASS
                    -------------------                       ---------    --------
Maurice Tempelsman(1) ......................................  3,452,158      44.1%
  529 Fifth Avenue
  New York, New York 10017
Leon Tempelsman(2) .........................................  1,872,545      23.5%
  529 Fifth Avenue
  New York, New York 10017
Charles M. Royce(3) ........................................    858,200      11.0%
  Royce & Associates, Inc.
  1414 Avenue of the Americas
  New York, New York 10017
Dimension Fund Advisors Inc.(4) ............................    608,100       7.8%
  1299 Ocean Avenue
  Santa Monica, California 90401

---------

(1) Consists of 1,910,409 shares owned directly by Maurice Tempelsman, 1,528,416 shares owned by Leon Tempelsman & Son, a New York limited partnership ('LTS') of which each of Maurice Tempelsman and Leon Tempelsman, as the sole general partners, has sole power to vote and dispose, and 13,333 shares which are the subject of currently exercisable options granted to Mr. Tempelsman pursuant to the 1997 Plan.

(2) Consists of 77,000 shares owned directly by Leon Tempelsman, 2,240 shares held by the spouse of Leon Tempelsman, 26,816 shares owned by his sister, Rena Speisman, 32,025 shares owned by his sister, Marcy Meiller, 34,641 shares owned by Rena Speisman as custodian for her children, and 1,600 shares held by his brother-in-law, Scott Meiller, as to all of which shares Leon Tempelsman has been granted a proxy. Number and percentage of shares also include 34,641 shares held by Leon Tempelsman as custodian for his children, 135,166 which are the subject of currently exercisable options granted to Mr. Tempelsman pursuant to the Plans and 1,528,416 shares owned by LTS, of which each of Maurice and Leon Tempelsman, as the sole general partners, has sole power to vote and dispose.

(3) Consists of 847,100 shares owned directly by Royce & Associates, Inc. ('Royce') and 11,100 shares owned directly by Royce Management Company ('RMC'). Mr. Charles Royce may be deemed to be a controlling person of Royce and RMC, and as such may be deemed to beneficially own the shares owned by Royce and RMC. Mr. Royce does not own any shares outside of Royce and RMC, and disclaims beneficial ownership of the shares held by Royce and RMC. The information contained herein is based solely on a Schedule 13G, dated February 9, 2000, of Royce, RMC and Mr. Royce.

(4) Consists of shares as to which Dimensional Fund Advisors Inc., a registered investment advisor ('DFA'), exercises sole voting and dispositive power in its role as investment advisor or investment manager to certain registered investment companies and other investment vehicles. The information contained herein is based solely on a Schedule 13G, dated February 4, 2000, of DFA.

    The following table reflects as of September 6, 2000 the beneficial ownership of shares of Common Stock of the Company by each of the directors, nominees and executive officers and by all directors and officers as a group (seven persons).

                                                    AMOUNT AND
                                                    NATURE OF
                    NAME                       BENEFICIAL OWNERSHIP   PERCENT OF CLASS
                    ----                       --------------------   ----------------
Maurice Tempelsman(1)(2).....................       3,452,158                   44.1%
Leon Tempelsman(1)(3)........................       1,872,545                   23.5%
Myer Feldman.................................         303,259                    3.9%
Sheldon L. Ginsberg(4).......................          35,362                    0.5%
Robert Speisman(1)(5)........................          69,174                    0.9%
Lucien Burstein..............................           1,500          less than 0.1%
All directors and officers as a
  group(1)-(5)...............................       4,272,250                   52.7%

---------

(1) Maurice Tempelsman, the Chairman of the Board and a director of the Company, is the father of Leon Tempelsman and the father-in-law of Robert Speisman, Senior Vice President-Sales of the Company. Each of Maurice Tempelsman, Leon Tempelsman and Robert Speisman disclaims beneficial ownership of shares beneficially owned by the others.

(2) Consists of 1,910,409 shares owned directly by Maurice Tempelsman, 1,528,416 shares owned by Leon Tempelsman & Son, a New York limited partnership ('LTS') of which each of Maurice Tempelsman and Leon Tempelsman, as the sole general partners, has sole power to vote and dispose, and 13,333 shares which are the subject of currently exercisable options granted to Mr. Tempelsman pursuant to the 1997 Plan.

(3) Consists of 77,000 shares owned directly by Leon Tempelsman, 2,240 shares held by the spouse of Leon Tempelsman, 26,816 shares owned by his sister, Rena Speisman, 32,025 shares owned by his sister, Marcy Meiller, 34,641 shares owned by Rena Speisman as custodian for her children, and 1,600 shares held by his brother-in-law, Scott Meiller, as to all of which shares Leon Tempelsman has been granted a proxy. Also includes 34,641 shares held by Leon Tempelsman as custodian for his children, 135,166 shares which are the subject of currently exercisable options granted to Mr. Tempelsman pursuant to the Plans and 1,528,416 shares owned by LTS, of which each of Maurice and Leon Tempelsman, as the sole general partners, has sole power to vote and dispose.

(4) Consists of shares owned by Mr. Ginsberg directly.

(5) Consists of 66,466 shares which are the subject of currently exercisable options granted to Mr. Speisman pursuant to the Plans and 2,708 shares owned by Mr. Speisman directly. Does not include 1,528,416 shares owned by LTS, of which Rena Speisman, the wife of Robert Speisman, is a limited partner, 61,457 shares owned by Rena Speisman for herself and as custodian for the children of Robert and Rena Speisman and 33,334 shares which are the subject of currently exercisable options gifted to her by Maurice Tempelsman, as to all of which beneficial ownership is disclaimed by Mr. Speisman.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Based solely upon a review of Forms 3, 4 and 5 filed with the Securities and Exchange Commission and the Company under the Exchange Act and a review of written representations received by the Company, no person who at any time during the fiscal year ended May 31, 2000 was a director, executive officer or beneficial owner of more than 10% of the outstanding shares of Common Stock failed to file, on a timely basis, reports required by Section 16(a) of the Exchange Act., except that Myer Feldman, a director of the Company, inadvertently filed late (a) an amended Form 4 for September 1999 reporting one transaction involving the disposition of common stock and (b) a Form 4 for October 1999 reporting one transaction involving the disposition of common stock.

EXECUTIVE COMPENSATION

    The Company's executive compensation program (other than as it relates to stock options) is administered by the Compensation Committee of the Board of Directors, and the Plans are administered by the Stock Option Committee of the Board of Directors. The Compensation Committee includes two outside directors and one employee director. The Stock Option Committee currently is comprised of all members of the Board of Directors. The Compensation Committee annually recommends the cash compensation and benefits for the Chairman and the Vice Chairman and President and fixes the cash compensation and benefits for the other executive officers of the Company. Following Compensation Committee review and approval, all matters relating to compensation for the Chairman and the Vice Chairman and President (other than as it relates to stock options) are submitted to the full Board for approval. In its administration of the Plans, the Stock Option Committee, in its sole discretion, determines option recipients and the number of shares subject to each option.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION POLICIES

    During Fiscal 2000, the following policies were used by the Compensation Committee to set a general framework within which specific compensation decisions were made.

     The Company's executive pay program is intended to attract and retain top management talent and to motivate and reward performance.

     Incentive compensation varies with relative Company performance and a given individual's contribution to that performance.

     The 1997 Plan is designed to reinforce and encourage achievement of the Company's short-term and long-term financial and strategic goals by aligning the interests of certain key Company employees and the Company's stockholders.

COMPONENTS OF COMPENSATION

BASE SALARY

    The Compensation Committee determined base salary levels by evaluating individual performance with specific input from the President (excluding input for his own performance). Increases in base salary were based upon periodic evaluations of such factors as demonstrated leadership ability, competitive trends within the industry, level of responsibility, and overall perceived future contribution to the Company.

CASH BONUS

    Bonus payments were recommended to the Board by the Compensation Committee for employees it felt performed exceptionally during the past year. This component of the compensation package is designed to reward past performance and encourage similarly exceptional future performance. Bonuses are paid after the end of the calendar year to which they relate.

MATCHING 401(k) PLAN

    The Company offers all full-time employees in the United States and Puerto Rico the opportunity to participate in a matching 401(k) plan. Employees may participate up to an annual maximum which is the lesser of 20% of the employee's compensation or $10,500 (subject to adjustments by the U.S. Secretary of the Treasury). The Company will match those contributions in an amount equal to $.50 for every pre-tax dollar contributed by the employee up to a maximum of 6% of the first $20,000 of the employee's compensation, provided the Company's pre-tax earnings exceed $3.5 million for the fiscal year ending within the calendar year to which the matching contribution relates. For the year ended December 31, 1999, the Company did not make a matching contribution.

STOCK OPTION GRANTS

    The Company periodically grants stock options in order to provide certain of its key employees with a long-term incentive award as part of a competitive total compensation package, and to reward them for their contribution to the ongoing process of achieving the Company's long-term goals. These grants are also intended to align the interests of the Company's key employees with those of the stockholders, thereby encouraging these employees to increase stockholder value.

    During Fiscal 2000, options were granted under the 1997 Plan. The Stock Option Committee, in its sole discretion, determines option recipients and the number of shares subject to each option. In determining the number of shares to be covered by each option, the Stock Option Committee took into account the present and potential contributions of the respective participants to the success of the Company, the anticipated number of years of effective service remaining and such other factors as the Stock Option Committee deemed relevant in connection with accomplishing the purposes of the 1997 Plan.

    Each option granted under the 1997 Plan expires ten years after the date of grant and is exercisable at the fair market value of the shares subject to the option on the date of grant; except that incentive stock options granted to any person who, at the time the option is granted, owns stock possessing more than 10% of the combined voting power of all classes of the stock of the Company, expire five years after the date of grant and are exercisable at 110% of the fair market value of the shares subject to the option on the date of grant.

COMPENSATION OF THE PRESIDENT

    In conjunction with an overall review of executive and employee compensation, and in light of the overall contributions made by Leon Tempelsman to the Company during the last fiscal year, effective in February 2000, Mr. Tempelsman's salary was increased to $400,000. In addition, Mr. Tempelsman was granted an aggregate of 40,000 options under the 1997 Plan. The Compensation Committee maintains the belief that Mr. Tempelsman's salary still stands below the salaries of executives with similar responsibilities in companies of similar size. The Compensation Committee continues to recognize Mr. Tempelsman's contribution to the overall management of the Company and the Company's retention and expansion of its strategic and market positions in the world diamond market.

                            Compensation Committee:
                            Maurice Tempelsman
                            Lucien Burstein
                            Myer Feldman

                            Stock Option Committee:
                            Maurice Tempelsman
                            Leon Tempelsman
                            Lucien Burstein
                            Myer Feldman
                            Sheldon Ginsberg
                            Robert Speisman

EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION IN FISCAL 1998, FISCAL 1999 AND FISCAL 2000

    The following Summary Compensation Table sets forth information concerning compensation for services in all capacities awarded to, earned by or paid to the Company's chief executive officer and the other most highly compensated executive officers of the Company earning more than $100,000 during the fiscal year ended May 31, 2000.

                                                                                   LONG-TERM
                                                                                  COMPENSATION
                                                ANNUAL COMPENSATION                  AWARDS
                                    -------------------------------------------   ------------
                                                                      OTHER
             NAME AND               FISCAL                            ANNUAL        OPTIONS
        PRINCIPAL POSITION           YEAR     SALARY    BONUS(4)   COMPENSATION   (SHARES)(9)
        ------------------           ----     ------    --------   ------------   -----------
Maurice Tempelsman ...............   2000    $210,000    $   --         $ --         15,000
  Chairman of the Board              1999     200,000        --           --           --
                                     1998     133,336     100,000         --         20,000

Leon Tempelsman ..................   2000     386,325(1)    3,190(5)      --         40,000
  Vice Chairman of the Board and     1999     317,755(1)    3,036(5)      --           --
  President                          1998     294,442(1)   52,918(5)      --         40,000

Sheldon L. Ginsberg ..............   2000     322,303(2)  192,436(6)      --           --
  Executive Vice President and       1999     287,189(2)   52,322(6)      --           --
  Chief Financial Officer            1998     252,595(2)   42,728(6)     600(8)      20,000

Robert Speisman ..................   2000     211,462(3)   42,922(7)      --         10,000
  Senior Vice President-Sales        1999     176,384(3)    2,844(7)      --           --
                                     1998     162,935(3)   27,728(7)     600(8)      10,000

---------

(1) Includes premiums paid by the Company on an individual life insurance policy purchased by the Company on behalf of Mr. Tempelsman in the amount of $11,325 in Fiscal 2000 and $7,755 in each of Fiscal 1999 and Fiscal 1998.

(2) Includes premiums paid by the Company on an individual life insurance policy purchased by the Company on behalf of Mr. Ginsberg in the amount of $3,200 in each of Fiscal 2000, Fiscal
                                              (footnotes continued on next page)

(footnotes continued from previous page)

    1999 and Fiscal 1998. Mr. Ginsberg resigned as an officer of the Company effective as of May 31, 2000 but remains as a director.

(3) Includes premiums paid by the Company on an individual life insurance policy purchased by the Company on behalf of Mr. Speisman in the amount of $3,540 in each of Fiscal 2000, Fiscal 1999 and Fiscal 1998.

(4) Bonuses are determined by the Compensation Committee based on the executive's performance. See Compensation Committee Report beginning on page 6.

(5) Includes a bonus in the amount of $3,190 in Fiscal 2000, $3,036 in Fiscal 1999 and $2,918 in Fiscal 1998 pursuant to the Retirement Benefit Plan. See 'Retirement Benefit Plan.'

(6) Includes a bonus in the amount of $2,436 in Fiscal 2000, $2,322 in Fiscal 1999 and $2,728 in Fiscal 1998 pursuant to the Retirement Benefit Plan. See 'Retirement Benefit Plan.'

(7) Includes a bonus in the amount of $2,922 in Fiscal 2000, $2,844 in Fiscal 1999 and $2,728 in Fiscal 1998 pursuant to the Retirement Benefit Plan. See 'Retirement Benefit Plan.'

(8) Represents a matching contribution made by the Company to the Company's 401(k) plan.

(9) Consists of shares granted under the 1997 Plan.

STOCK OPTIONS GRANTED IN FISCAL 2000

    The following table sets forth information concerning individual grants of stock options made during Fiscal 2000 to each executive officer listed in the Summary Compensation Table. The Company did not grant any stock appreciation rights during Fiscal 2000.

                                      OPTION GRANTS IN FISCAL 2000                            POTENTIAL
                       ----------------------------------------------------------        REALIZABLE VALUE AT
                        NUMBER OF                                                          ASSUMED ANNUAL
                        SECURITIES      % OF TOTAL                                      RATES OF STOCK PRICE
                        UNDERLYING     OPTIONS/SARS                                       APPRECIATION FOR
                       OPTIONS/SARS     GRANTED TO       EXERCISE                          OPTION TERM(5)
                         GRANTED        EMPLOYEES      OR BASE PRICE   EXPIRATION   -----------------------------
        NAME             (SHARES)     IN FISCAL YEAR    (PER SHARE)       DATE           5%              10%
        ----             --------     --------------    -----------       ----           --              ---
Maurice Tempelsman...     15,000(1)(4)       11%           $7.70        3/31/05        $18,510        $143,737
Leon Tempelsman......     40,000(2)(4)       28%           $7.70        3/31/05        $49,359        $142,943
Sheldon L. Ginsberg..        --              --              --            --             --             --
Robert Speisman......     10,000(3)(4)        7%           $7.00        3/31/10        $44,023        $111,562

---------

(1) All of such options are intended to be incentive stock options and become exercisable as to one-third (1/3) of the shares included in the grant on December 15 of each of 2001, 2002 and 2003.

(2) All of such options are intended to be incentive stock options and become exercisable as to one-third (1/3) of the shares included in the grant on January 1 of each of 2002, 2003 and 2004.

(3) All of such options are intended to be incentive stock options and become exercisable as to one-third (1/3) of the shares included in the grant on December 15 of each of 2000, 2001 and 2002.

(4) The right to purchase stock pursuant to all options outstanding is cumulative, and the optionees may exercise the right to purchase stock at any time and from time to time after the
                                              (footnotes continued on next page)

(footnotes continued from previous page)

    option has become exercisable and prior to the expiration, termination or surrender of the option.

    Each optionee who receives an option under the Plan agrees (a) to remain in the employ of either of the Company or its subsidiaries for at least one year from the date the option is granted but in no event later than the optionee's 70th birthday and (b) to refrain from engaging in the cutting and polishing of diamonds, directly or indirectly, for a period of two years after his or her employment by the Company or a subsidiary terminates. If an optionee fails to comply with either part of such an agreement, the Stock Option Committee, in its discretion, may require the optionee to resell to the Company all shares purchased pursuant to the option at the exercise price and to repay the Company any amounts paid to the optionee upon the surrender of all or part of an option.

    In the event of the termination of employment for any reason of an optionee, unless the option agreement provides otherwise, the option may be exercised or surrendered by the optionee or his or her legal representative within a period not to exceed the earlier of the balance of the option term or three months from the date of termination (one year in the case of a disabled employee or in the event of death); provided that the Stock Option Committee may, in its absolute discretion, authorize the purchase of such additional shares subject to options as are not then exercisable.

(5) Based upon the per share market price on the date of grant, which was $7.00 on March 31, 2000, and an annual cumulative appreciation at the rate stated of such market price through the expiration date of such options. Gains, if any, are dependent upon the actual performance of the Common Stock, as well as the continued employment of the executive officers through the vesting period. The potential realizable values indicated have not taken into account amounts required to be paid as income tax under the Internal Revenue Code of 1986, as amended, and any applicable state laws.

STOCK OPTIONS HELD AT END OF FISCAL 2000

    The following table indicates the total number and the value of exercisable and unexercisable stock options held as of May 31, 2000. by each executive officer named in the Summary Compensation Table. None of these executive officers exercised any options during Fiscal 2000.

                                                       AGGREGATED OPTION EXERCISES IN FISCAL 2000
                                                         AND FISCAL 2000 YEAR-END OPTION VALUES
                                                       ------------------------------------------
                                                   NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                  UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                      OPTIONS/SARS AT               OPTIONS/SARS AT
                                                     MAY 31, 2000 (#)             MAY 31, 2000 ($)(1)
                                                ---------------------------   ---------------------------
                     NAME                       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                     ----                       -----------   -------------   -----------   -------------
Maurice Tempelsman............................     13,333        21,667        $      0        $15,750
Leon Tempelsman...............................    135,166        66,667        $ 84,245        $42,000
Sheldon L. Ginsberg...........................     54,457        11,343        $ 64,763        $     0
Robert Speisman...............................     66,466        13,334        $149,275        $17,500

---------

(1) Based upon the per share closing price of $8.75 of the Common Stock on May 31, 2000.

RETIREMENT BENEFIT PLAN

    Effective June 1, 1997, the Company adopted separate Retirement Benefit Plans (each a 'Retirement Plan' and collectively, the 'Retirement Plans') for the benefit of each of Leon Tempelsman, Sheldon L. Ginsberg and Robert Speisman (each an 'Executive' and collectively, the 'Executives'). Pursuant to these Retirement Plans, the Company will pay each Executive certain benefits upon his termination of employment depending upon the reason for such termination (i.e., death, disability, retirement or termination with or without cause) and his age at the time his employment terminates.

    In this connection, the Company has purchased an individual whole life insurance policy on the life of each Executive. Each Retirement Plan permits the Company to borrow against the related life insurance policy to fund the retirement benefits payable to the Executive, and the Company expects to effect such borrowings. The amount an Executive will receive upon his death will be determined by reference to the death benefit that would be payable under the relevant life insurance policy if such policy had remained in full force and effect and the Company had not borrowed against such policy beyond amounts required to fund his retirement benefits. The retirement benefits to which an Executive will be entitled under his Retirement Plan will be determined by reference to the cash surrender value the relevant life insurance policy would have at the time of his retirement if such policy had remained in full force and effect and the Company had not borrowed against such policy. Each Retirement Plan provides that if, at the time the Company becomes obligated to pay a retirement benefit to an Executive, the insurer is unable, on account of financial distress, to pay or lend the Company any amount with respect to the relevant life insurance policy to which the Company may be entitled, the Company nevertheless will be obligated to make such payment and subsequent payments to the Executive determined by reference to the cash surrender value the relevant life insurance policy would have had at the time such payment became due if such policy had remained in full force and effect, the Company had not borrowed against such policy, and the earnings rate on such policy had been the minimum rate guaranteed by the insurer. The Company will pay each Executive an annual bonus in an amount equal to the income tax payable by such Executive on the value of the term insurance protection received by him in such calendar year. During Fiscal 2000, the Company paid premiums of $43,030, $39,041 and $39,041 on behalf of Messrs. Tempelsman, Ginsberg and Speisman, respectively, and reimbursed such individuals in the amounts of $3,190, $2,436 and $2,922, respectively, for the income tax costs of such Executives. See 'Transactions with Management.'

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

    The Company has no employment contract with any of its executive officers named in the Summary Compensation Table. The incentive stock options granted by the Company to its executive officers provide that if employment with the Company is terminated for any reason other than retirement, the options must be exercised within the earlier of the balance of the option period or three months from the date of termination (one year in the case of termination as a result of death or disability) unless otherwise extended by the Stock Option Committee. Other than the Plans, the Company does not have any program providing compensation to its executive officers which is intended to serve as an incentive for performance to occur over a period longer than one fiscal year. Pursuant to the Retirement Plans, in the event an Executive retires or his employment is terminated within the two-year period following a change-in-control, the Executive will be entitled to receive either (a) a lump sum payment in an amount determined by reference to the cash surrender value the relevant life insurance policy would have at the time his employment terminates if the policy had remained in full force and effect and the Company had not borrowed against the policy beyond amounts required to fund the Executive's retirement benefits, or
(b) the same benefits to which he would have been entitled had he continued in the employ of the Company and retired upon attaining age sixty-five.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the Board of Directors consists of Maurice Tempelsman, Myer Feldman, and Lucien Burstein. Mr. Feldman is not an officer or employee of the Company. Mr. Burstein is Secretary of the Company and a partner in the law firm of Warshaw Burstein Cohen Schlesinger & Kuh, LLP, which firm serves as counsel to the Company. Mr. Burstein does not receive any compensation for serving as a Secretary of the Company and credits his directors' fee against legal fees of his firm incurred by the Company for each period for which a directors' fee is paid. During calender 1999, the Company paid his firm $729,715 in legal fees. Neither of Messrs. Feldman or Burstein is affiliated with any principal stockholder of the Company. Maurice Tempelsman is the Chairman of the Board of the Company and the father of Leon Tempelsman, Vice Chairman of the Board and President of the Company. See 'Transactions with Management.'

COMPARATIVE PERFORMANCE BY THE COMPANY

    The following graph compares the market performance of the Common Stock for the previous five fiscal years to the American Stock Exchange Market Value Index (the 'AMEX Index') and a peer group of companies in the fine jewelry and accessories industry (the 'Peer Group').

                               TOTAL RETURN CHART


                              [PERFORMANCE GRAPH]

                Comparison of Five-Year Cumulative Total Returns
                             Performance Report for
                        LAZARE KAPLAN INTERNATIONAL INC.

  DATE                LAZARE           AMEX             INDUSTRY
  ----                ------           ----             --------
05/31/1995            100.000          100.000          100.000
06/30/1995            100.000          102.374          101.903
07/31/1995             92.917          107.724          111.999
08/31/1995             98.333          110.495          121.955
09/29/1995             95.000          112.700          122.355
10/31/1995             93.333          108.380          121.093
11/30/1995             88.333          111.577          139.858
12/29/1995            105.833          113.637          135.860
01/31/1996            103.333          113.726          146.311
02/29/1996            113.333          115.606          144.403
03/29/1996            107.500          116.625          151.158
04/30/1996            136.667          120.645          167.470
05/31/1996            193.333          124.650          193.044
06/28/1996            175.000          117.720          189.817
07/31/1996            170.000          108.539          165.233
08/30/1996            220.000          111.683          171.615
09/30/1996            230.000          114.760          192.336
10/31/1996            231.667          112.486          179.219
11/29/1996            258.333          117.177          178.130
12/31/1996            228.333          115.346          178.366
01/31/1997            236.667          118.108          182.521
02/28/1997            246.667          120.299          171.451
03/31/1997            203.333          114.445          181.997
04/30/1997            181.667          111.069          188.065
05/30/1997            216.667          122.231          219.069
06/30/1997            223.333          126.511          222.209
07/31/1997            230.000          131.897          210.023
08/29/1997            219.167          133.409          210.779
09/30/1997            205.000          144.151          200.713
10/31/1997            203.333          139.168          188.344
11/28/1997            190.833          139.069          183.507
12/31/1997            180.000          144.542          173.533
01/30/1998            145.000          142.020          187.089
02/27/1998            150.000          150.779          221.339
03/31/1998            145.833          159.709          230.326
04/30/1998            146.667          161.642          219.709
05/29/1998            155.000          154.731          226.916
06/30/1998            140.833          158.820          232.777
07/31/1998            146.667          156.555          204.765
08/31/1998            110.833          125.634          175.834
09/30/1998            103.333          135.070          149.635
10/30/1998            103.333          141.442          152.704
11/30/1998            103.333          146.540          202.815
12/31/1998             93.333          155.089          235.473
01/29/1999            101.667          161.928          262.103
02/26/1999             98.333          158.409          260.666
03/31/1999             91.667          158.782          337.972
04/30/1999            120.000          171.996          376.019
05/28/1999            126.667          174.017          371.214
06/30/1999            135.000          178.876          429.246
07/30/1999            128.333          175.883          445.894
08/31/1999            110.000          171.800          473.207
09/30/1999            107.500          174.287          527.098
10/29/1999            113.333          175.854          524.002
11/30/1999            103.333          188.223          680.671
12/31/1999            108.333          203.856          781.108
01/31/2000            117.500          197.704          650.062
02/29/2000            100.000          217.482          564.115
03/31/2000             93.333          225.102          735.350
04/28/2000            121.667          207.568          639.922
05/31/2000            116.667          204.023          539.648

DATA PERIOD: MAY 31, 1995 THROUGH MAY 31, 2000

    The Peer Group consists of the following companies: A.T. Cross Company, Michael Anthony Jewelers, Inc., Tiffany & Co., and Town & Country Corporation (until June 1998). The Company's management is of the opinion that despite the existence of some similarities between the group of companies comprising its peer group and the Company, the Company is unique because of the product it produces, the markets in which its products are sold, and in its position as the only publicly traded diamond cutting and polishing company in the United States. Thus, comparisons made between the Company and the peer group are not necessarily accurate or reliable and do not necessarily reflect the relative performance data for the Company's primary competition.

    (1) The cumulative total return for the securities comprising the Peer Group and the AMEX Index assumes the reinvestment of dividends. The total return for the Common Stock does not assume the reinvestment of dividends, since no dividends were declared on the Common Stock during the measurement period. The weighing of the securities comprising each index, according to their market capitalization, has been calculated at the end of each monthly period.

    (2) The AMEX Index tracks the aggregate price performance of equity securities of companies traded on the American Stock Exchange. The Common Stock is traded on the American Stock Exchange.

TRANSACTIONS WITH MANAGEMENT

    The Company has entered into a sublease with Leon Tempelsman & Son, a New York limited partnership of which Maurice Tempelsman and Leon Tempelsman are the sole general partners ('LTS'), under which approximately 30% of the 20th Floor at 529 Fifth Avenue, New York, New York is sublet to LTS. The sublease is prorated to the same rental rate per square foot which the Company is paying to the landlord under its lease for the 19th and 20th Floors at the same location. Rental payments under the sublease amount to a base annual rent of $89,518 (excluding escalations).

    On September 3, 1999, the Company made a non-interest bearing loan to Sheldon Ginsberg in the amount of $150,300 to assist Mr. Ginsberg in meeting certain financial obligations. The loan is due in full on June 1, 2002 and is secured by a pledge of the shares of Common Stock held by Mr. Ginsberg. On
June 1, 2000, the Company made a further non-interest bearing loan to Mr. Ginsberg in the amount of $43,872 to assist him in purchasing the life insurance policy that the Company had purchased as part of his Retirement Plan. The loan is due in two equal annual installments of $21,936 commencing on June 1, 2001. In addition, Mr. Ginsberg owes the Company $56,000 which was advanced to him during fiscal 2000.

    See 'Compensation Committee Interlocks and Insider Participation' for information with respect to transactions with Mr. Burstein's law firm.

                 2. RATIFICATION OF THE APPOINTMENT OF AUDITORS
                           (ITEM 2 ON THE PROXY CARD)

    The Board of Directors has appointed the firm of Ernst & Young LLP, independent auditors, to be auditors for the Company and its subsidiaries for the fiscal year ending May 31, 2001 and recommends that the stockholders ratify that appointment. If a majority of the shares are not voted in favor of ratification, the Board will consider the appointment of other auditors for the ensuing fiscal year. The Board is advised that there is and has been no relationship between Ernst & Young LLP and the Company or any of its subsidiaries other than the rendition of professional services. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement and will be available to respond to questions.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

                               3. OTHER BUSINESS

    As of the date hereof, the Board of Directors does not know of any matter which will come before the meeting other than the business specified in the foregoing notice of meeting. However, the enclosed proxy gives discretionary authority if any other matters are presented at the meeting or any adjournment thereof and it is intended that the persons named in the proxy will vote in accordance with their best judgment.

SOLICITATION OF PROXIES

    Solicitation of proxies is being made by the Board of Directors through the mail, in person, and by telegraph and telephone. In addition, the Company will request banks, brokers, and other custodians, nominees, and fiduciaries to obtain voting instructions from the beneficial owners and will pay their expenses for so doing. The cost of soliciting proxies will be borne by the Company.

STOCKHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING OF STOCKHOLDERS

    Stockholders who wish to have proposals included in the proxy statement and form of proxy to be furnished by the Board of Directors in connection with the Company's 2000 Annual Meeting of Stockholders must submit such proposals so that they are received by the Company no later than May 27, 2001. Please direct such proposals to the attention of the Secretary of the Company.

                                           By order of the Board of Directors,

                                           LEON TEMPELSMAN,
                                           President
New York, New York
September 18, 2000

[LOGO]                       LAZARE KAPLAN INTERNATIONAL INC.
===============================================================================

 YOUR VOTE IS IMPORTANT, WHETHER OR NOT YOU PLAN TO ATTEND       NOTICE OF
 THE MEETING, PLEASE DATE, MARK AND SIGN THE ENCLOSED PROXY    ANNUAL MEETING
        CARD AND RETURN IT IN THE ENVELOPE PROVIDED           OF STOCKHOLDERS
                                                                    AND
                                                              PROXY STATEMENT

--------------------------------------------------------------------------------

                                                                     Appendix 1

                        LAZARE KAPLAN INTERNATIONAL INC.

            PROXY - ANNUAL MEETING OF SHAREHOLDERS - NOVEMBER 2, 2000
                 (SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS)

The undersigned stockholder of Lazare Kaplan International Inc. hereby constitutes and appoints Leon Tempelsman, Lucien Burstein and William H. Moryto, and each of them, the attorneys and proxies of the undersigned, with full power of substitution and revocation, to represent and to vote on behalf of the undersigned all of the shares of the Company's Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Cornell Club, Six East 44th Street, 3rd Floor, New York, New York on November 2, 2000, at 10:00 a.m., and at any adjournments thereof, upon the following proposals which are more fully described in the notice of, and proxy statement for, the Annual Meeting.

NOTE: This proxy, properly filled in, dated and signed, should be returned promptly in the enclosed postpaid envelope. To Lazare Kaplan International Inc., Midtown Station, P.O. Box 812, New York, New York 10138-0832

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND EACH OF THE ABOVE PROPOSALS AND IN THE DISCRETION OF THE PROXIES ON ALL OTHER MATTERS.

(1)      ELECTION OF DIRECTORS                                           [ ]  FOR                [ ]  WITHHOLD
         Maurice Tempelsman, Leon Tempelsman, Lucien                          all nominees            AUTHORITY
         Burstein, Myer Feldman, Sheldon L. Ginsberg and                      listed to the left      to vote for all
         Robert Speisman                                                      (except as marked       nominees listed
         (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY                   to the contrary)       to the left
         INDIVIDUAL NOMINEE, STRIKE A LINE WRITE THROUGH THAT NOMINEE'S
         NAME IN THE SPACE PROVIDED ABOVE)

(2)      Proposal to ratify the appointment of Ernst & Young LLP, as     [ ]  FOR                [ ]  AGAINST          [ ] ABSTAIN
         the Company's independent auditors for the fiscal year ending
         May 31, 2001.

(3) In their discretion, upon such other matters as properly may come before the Annual Meeting.

                  (Continued and to be signed on reverse side.)

Any of such attorneys and proxies, or their substitutes (or if only one, that one) at said Annual Meeting, and any adjournments thereof, may exercise all of the powers hereby given. Any proxy heretofore given is hereby revoked.

Receipt is acknowledged of the Notice of Annual Meeting of shareholders, the Proxy Statement accompanying said Notice and the Annual Report to Stockholders for the fiscal year ended May 31, 2000.

EACH OF THE FOREGOING MATTERS HAS BEEN PROPOSED BY THE COMPANY AND IS NOT CONDITIONED ON THE APPROVAL OF ANY OTHER MATTER.



                      IN WITNESS WHEREOF, the undersigned has signed this proxy.

                      Dated:                               , 2000
                              -----------------------------


                      -------------------------------------
                      Stockholder(s) signature

                      -------------------------------------
                      Stockholder(s) signature



                      Signature(s) of stockholder should correspond exactly with the name(s) shown hereon. If shares are held jointly, both holders should sign. Attorneys, executors, administrators, trustees, guardians or others signing in a representative capacity should give their full titles. Proxies executed in the name of a corporation should be signed on behalf of the corporation by its president or other authorized officer.

                              FOLD AND DETACH HERE

                         ANNUAL MEETING OF STOCKHOLDERS
                        LAZARE KAPLAN INTERNATIONAL INC.
                           THURSDAY, NOVEMBER 2, 2000
                                   10:00 A.M.
                                THE CORNELL CLUB
                              SIX EAST 44TH STREET
                                   THIRD FLOOR
                               NEW YORK, NY 10017

--------------------------------------------------------------------------------

AGENDA:

         ELECTION OF DIRECTORS

         RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
         INDEPENDENT AUDITORS

         OTHER BUSINESS

--------------------------------------------------------------------------------

                                 STATEMENT OF DIFFERENCES
                                 ------------------------

The section symbol shall be expressed as....................................'SS'